EX 99.23(e)(30)

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of October 11, 2010 and executed as of September 24, 2010 among Jackson National Life Insurance Company (“Jackson”) on behalf of itself and certain of its separate accounts, JNL Series Trust (“JST”) an open-end management investment company organized  under the laws of the Commonwealth of Massachusetts, BlackRock Series Fund, Inc. (the “Series Funds”), an open-end management investment company organized under the laws of the State of Maryland, BlackRock Advisors, LLC (“BAL”), and BlackRock Investments, LLC (“BRIL”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

WITNESSETH:

WHEREAS, Jackson has issued or proposed to issue to the public, now and in the future, certain variable annuity contracts and variable life insurance policies (the “Contracts”);

WHEREAS, Jackson has established one or more separate accounts (the “Accounts”) for the purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Series Funds is divided into various series, including the BlackRock Global Allocation Portfolio (the “Master Fund”) which is subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of the Master Fund;

WHEREAS, JST is divided into various series (the “Funds”), including the JNL /BlackRock Global Allocation Fund (the “JST Feeder Fund”) that proposes to hold as its only investment shares of  the  Master Fund, and having the same investment objective and compatible fundamental investment restrictions and policies as the Master Fund, as described in the registration statement for the Master Fund;

WHEREAS, each Account is divided into subaccounts which invest in corresponding Funds as the underlying investment media for the Contracts;

WHEREAS, the JST Feeder Fund will invest all of its assets in the Master Fund, and therefore the Master Fund (through the JST Feeder Fund) will indirectly serve as an underlying investment medium for the Contracts;

WHEREAS, the Master Fund (through the JST Feeder Fund) will serve as the underlying investment medium for the JST Feeder Fund that is available under the Contracts issued with respect to the Accounts listed on Attachment A;

WHEREAS, BAL is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the investment adviser for the Master Fund; and

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Jackson, JST, the Series Funds, BAL and BRIL hereby agree as follows:

1.
The Series Funds, BAL and BRIL each represents and warrants to Jackson and JST that:  (i) a registration statement under the Securities Act of 1933 (the “1933 Act”) and under the 1940 Act with respect to the Series Funds and the Master Fund has been filed with the SEC in the form previously delivered to Jackson and JST and has been declared effective, and copies of any and all amendments or supplements thereto will be forwarded to Jackson and JST as soon as reasonably practicable after they are filed with the SEC; (ii) the shares of the Master Fund sold pursuant to this Agreement are or will be registered under the 1933 Act prior to their issuance or sale and  will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations; (iii) the Series Funds is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing and in good standing under the laws of the State of Maryland; (iv) the Series Funds is and shall remain while this Agreement is in force, registered as an open-end management investment company under the 1940 Act; (v) the Series Funds’ and the Master Fund’s registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Master Fund or the Series Funds by Jackson expressly for use therein; (vi) the Series Funds and the Master Fund will maintain such registration for so long as it serves as such an investment vehicle and has a principal underwriter, BRIL, which is registered as a broker-dealer under the 1934 Act; and (vii) that it has full power and authority to execute, deliver and perform its duties and comply with its obligations under this Agreement.

1a.
The Series Funds and BAL each represents and warrants to Jackson and JST that the Master Fund is currently qualified and eligible to be treated as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and that they will use reasonable best efforts to maintain such qualification and eligibility (under Subchapter M of the Code or any successor or similar provision) and that no other participating insurance company or  investors will purchase shares in any Master Fund for any purpose or under any circumstances that would preclude Jackson or JST from “looking through” to the investments of each Master Fund in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5.  The Series Funds and BAL will notify Jackson and JST immediately upon having a reasonable basis for believing that the Master Fund has ceased to so qualify or to be so eligible or that the Master Fund might not so qualify or be eligible in the future.

1b.
The Series Funds and BAL represent and warrant that all of the Series Funds directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Series Funds are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Series Funds in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

2.
BAL represent and warrant that it will take all reasonable steps so that the Series and the Master Fund comply with the diversification requirements of Section 817(h) of the Code and any regulations thereunder applicable to variable contracts as defined in Section 817(d) of the Code and any amendments or other modifications or successor provisions to such Sections or regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations), as if those requirements applied directly to  the Master Fund. The Series Funds and BAL represent and warrant that any failure to comply with such diversification requirements would be a material breach of this Agreement as it  may result in the Contracts not being treated as variable contracts for federal income tax purposes which would have adverse tax consequences for Contract owners and could also adversely affect the Company's corporate tax liability. BAL will notify the Company immediately upon having a reasonable basis for believing that the Series Funds or the Master Fund thereunder has ceased to comply with the diversification requirements or that the Series Funds or Master Fund might not comply with the diversification requirements in the future. In such event BAL will take all reasonable necessary steps to adequately diversify the Series Funds so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.  BAL will provide Jackson and JST with securities holdings reports for the Master Fund on or about 20 calendar days after each month end, as well as a certification that the Master Fund is in full compliance with Treasury Regulation 1.817-5 for  each calendar quarter within twenty days after each calendar quarter.

Jackson represents and warrants to the Series Funds, the Master Fund, BAL and BRIL that the Contracts are or will be registered under the 1933 Act prior to the issuance or sale of the Contracts or are exempt from or not subject to registration thereunder, and that the Contracts will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations.  Jackson further represents and warrants that each Account or subaccount thereof, as applicable, has been, or will be, established as a segregated asset account under applicable law and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Jackson will use its reasonable best efforts to continue to meet such definitional requirements, and it will notify the Series Funds and the Master Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or  might not be met in the future. Jackson further represents and warrants that each Account has registered or, prior to the issuance or sale of the Contracts, will register as a unit investment trust in accordance with the 1940 Act (unless exempt from registration) to serve as segregated asset accounts for the Contracts, and that Jackson will maintain such registration for so long as any Contracts are outstanding to the extent required by applicable law.  Jackson shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to both the Accounts and the Contracts from time to time  as may  be required by applicable law.  Jackson shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by Jackson.

3.
JST represents and warrants to the Series Funds, the Master Fund and BRIL that the shares of the JST Feeder Fund are or will be registered under the 1933 Act prior to their issuance or sale and  will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations.  JST further represents and warrants that it has been lawfully organized, is validly existing and in good standing under the laws of the State of Massachusetts is registered as an open-end management investment company under the 1940 Act, will maintain such registration for so long as it serves as such an investment vehicle and has a principal underwriter, Jackson National Life Distributors, LLC  which is registered as a broker-dealer under the 1934 Act.  JST further represents that it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement.  JST shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to the shares of the JST Feeder Fund from time to time as required by applicable law.  JST shall register and qualify the shares of the JST Feeder Fund for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by JST.

4.
Jackson represents and warrants to the Series Funds and BRIL that the Contracts are currently and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Series Funds and BRIL immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.  Jackson and JST shall not permit unaffiliated third-party Contracts to invest in JST without first notifying BRIL and providing to BRIL all of the representations set forth herein with respect to those third-party Contracts.

4a.
Each party to the Agreement represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements.  In addition, each party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

4b.
Jackson acknowledges and agrees that it is the responsibility of Jackson to determine investment restrictions under state insurance law applicable to the JST Feed Fund, and that the Series Funds and the Master Fund shall bear no responsibility to Jackson, for any such determination or the correctness of such determination.  Jackson has determined that the investment restrictions set forth in the current Master Fund Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Master Fund and the JST Feeder Fund as a result of the Accounts' investments therein.  Jackson shall inform the Series Funds and the Master Fund of any additional investment restrictions imposed by state insurance law after the date of this agreement that may become applicable to the Master Fund or the JST Feeder Fund from time to time as a result of the Accounts' investments tehrein. Upon receipt of any such information from Jackson, the Series Funds shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Series Funds determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by Jackson, the Series Funds shall so inform Jackson, and the Series Funds and Jackson shall discuss alternative accommodations in the circumstances which may include, at the option of Jackson, Jackson's withdrawal of its investments from the Master Fund.

5.
The Series Funds will furnish to Jackson and JST such information with respect to the Master Fund in such form and signed by such of its officers as Jackson and/or JST may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct to the best of its knowledge.  The Series Funds will advise Jackson and JST as soon as reasonably practicable of:  (a) any non-routine request by the SEC (i) for amendment of the registration statement relating to the Master Fund or (ii) for additional information; (b) the issuance by the SEC of any order suspending the effectiveness of the registration statement of the Master Fund or initiating any proceeding for that purpose; or (c) the institution of any proceeding, investigation or hearing involving the offer or sale of the Master Fund of which it becomes aware; or (d) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Master Fund or which requires the making of a change therein in order to make any statement therein not misleading.

5a.
Upon reasonable request by BAL or BRILor their designee Jackson shall provide to the Series Funds or its designee a copy of language that would be used in any prospectus or statement of additional information for the Contracts in which the Series Funds, the Master Fund, BAL or BRIL (collectively, the “Fund Entities”) is named at the time of or prior to the filing of such document with the SEC.  Jackson shall provide to the Series Funds or its designee a copy of each piece of sales literature or other promotional material in which any of the Fund Entities is named, at least ten Business Days prior to its use.  No such prospectus, statement of additional information or piece of sales or promotional material shall be publicly distributed if the Series Funds or its designee reasonably objects to such public distribution and communicates such objection to Jackson at least five Business days prior to such proposed public distribution.

5b.
At the reasonable request of the Series Funds or its designee, Jackson shall furnish, or shall cause to be furnished, as soon as practical, to the Series Funds or its designee copies of the following reports of the JST Feeder Fund if such reports are publicly available:

a.	any registration statement (without exhibits) and

b.	any other reports or information as reasonably requested by the Series Funds or its designee.

6.
The Series Funds will use all reasonable efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Master Fund as may reasonably be necessary for investment by the JST Feeder Fund under this Agreement.

7.	The Series Funds agrees to make the BlackRock Global Allocation Portfolio, Cusip 09253M700 of the Master Fund available to the JST Feeder Fund.

8.
BAL and the Series Funds shall report to Jackson any material error in the calculation of the net asset values, dividends or capital gain information of the Master Fund as soon as practicable upon discovery.  In the event of any material error in the calculation or communication of net asset value, dividends or capital gain information or delay in the reporting thereof by BAL or the Series Funds, the Series Funds will act in accordance with its then current policies and procedures relating to error correction, which policies and procedures shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors, including in regards to when the party responsible for the error must compensate a fund or its shareholders for any losses. Additional shares of the Series Funds and any amounts due the Funds shall be paid promptly consistent with the Funds and Jackson’s obligations to timely make correcting payments to and correct Contract owner accounts.

8a.
Master Fund shares to be made available to the JST Feeder Fund shall be sold by the Series Funds and purchased or redeemed by JST, as designee for the JST Feeder Fund at the net asset value (without the imposition of a sales load) next computed after receipt of the purchase or redemption order by the Series Funds or its designee (or the Series Funds’ transfer agent), as established in accordance with the provisions of the then current prospectus of the Master Fund.  For purposes of this Paragraph 7, Jackson shall be a designee of the Series Funds for receipt of such orders from the JST Feeder Fund, and receipt by such designee as of 4:00 p.m. Eastern time shall constitute receipt by the Series Funds, provided that the Series Funds receive notice (that manual trades will be delayed) by 9:00 a.m. Eastern time on the following Business Day. If notice has not been received by 9:00 a.m. Eastern time, it may be determined that the orders have not been received for that Business Day. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Master Fund calculates its net asset value pursuant to the rules of the SEC.  The Series Funds will make its shares available for purchase by JST and the JST Feeder Fund at the applicable net asset value per share on those days on which the Series Funds calculates its net asset value pursuant to the rules of the SEC, and the Series Funds shall calculate such net asset value on each day on which the NYSE is open for trading.  The Series Funds shall make the net asset value per share of the Master Fund available to JST on a daily basis as soon as reasonably practical after the Series Funds calculates its net asset value per share using best efforts to communicate to JST such information by 7:00 p.m. Eastern Time. The Series Funds is responsible for maintaining net asset values for the Master Fund in accordance with the requirements of the 1940 Act and its current prospectus.  Shares of the Master Fund shall be ordered in such quantities and at such times as determined by JST to be necessary to meet the requirements of the JST Feeder Fund.

8b.
Jackson will not aggregate orders received from its Contract holders after the close of trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with such orders received before Market Close.

9.
With respect to payment of the purchase price by Jackson or JST and of the redemption proceeds by the Series Funds, Jackson or JST and the Series Funds shall net purchase and redemption orders with respect to the Master Fund and shall transmit one net payment for the Master Fund in accordance with Paragraph 9 hereof.

10.
In the event of net purchases, Jackson or JST shall pay for the shares of the Master Fund by 4:00 p.m. Eastern Time on the next Business Day after an order to purchase such shares is made in accordance with the provisions of Paragraph 7 hereof.  In the event of net redemptions, the Series Funds shall pay redemption proceeds by 4:00 p.m. Eastern Time on the next Business Day after an order to redeem such shares is made in accordance with the provisions of Paragraph 7 hereof.  All such payments shall be in federal funds transmitted by wire.

11.
The Series Funds reserves the right to suspend or terminate sales of the Master Fund’s shares to JST and the JST Feeder Fund if such action is required by law, or if the Board of Directors of the Series Funds (the “Board”), while exercising its independent judgment and acting in good faith and in light of its fiduciary duties under federal law and any applicable state laws, deems it necessary, appropriate and in the best interest of the Master Fund and its shareholders or in response to the order of an appropriate regulatory authority.

11a.	JST reserves the right to suspend or terminate purchases of the Master Fund’s shares at any time.

12.
Transfer of the Master Fund’s shares will be by book entry only.  No stock certificates will be issued to the JST Feeder Fund or JST.  Shares ordered from the Master Fund will be recorded by BAL or its designee or the Series Funds’ transfer agent as instructed by JST in an appropriate title for the JST Feeder Fund. Shares ordered from the  Master Fund will be recorded by JST or JST’s transfer agent as instructed by Jackson in an appropriate title for the corresponding Accounts or subaccount.

13.
The Series Funds shall furnish notice promptly to JST of any dividend or distribution payable on any shares of the Master Fund held by the JST Feeder Fund.  JST hereby elects to receive all such dividends and distributions as are payable on shares of the Master Fund recorded in the title for the JST Feeder Fund in additional shares of the Master Fund.  The Series Funds shall notify JST of the number of shares so issued.  JST reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

13a.
Purchase and redemption orders shall be provided by Jackson or JST in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to Jackson, JST and the Series Funds.  In the event that Jackson, JST and the Series Funds agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, Jackson and JST each agrees that it shall be responsible for confirming with the Series Funds that any communication sent by it was in fact received by the Series Funds in proper form and in accordance with the terms of this Agreement.  The Series Funds and its agents shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, the instructions of the authorized individuals of Jackson or JST.

14.
The Series Funds shall pay all expenses incidental to its performance under this Agreement. The Series Funds shall see to it that all of the Master Fund’s shares are registered and authorized for issue in accordance with applicable federal and state securities laws prior to their purchase by the JST Feeder Fund.  The Series Funds shall bear the expenses for the cost of registration of its shares, preparation of the Master Fund’s prospectuses (which in this Agreement shall include any summary prospectuses, if prepared, unless the context otherwise requires) and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy materials and reports, annual and semi-annual shareholder reports, the printing and distribution of such items (to the extent required by applicable law) to each Contract owner who has allocated net amounts to any subaccount investing in the JST Feeder Fund, the postage of preparing and sending all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Master Fund’s shares subject to this Agreement. The Series Funds, at its expense, will deliver to Jackson and JST   at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

With respect to any prospectus of the Series Funds that are printed in combination with the prospectuses  of other master funds or investment options for the Contracts (the “Booklet”), the Series Funds shall bear the costs of printing and mailing the Booklet to existing Contract owners based on the ratio of the number of pages of the Series Funds’ Prospectus included in the Booklet to the number of pages in the Booklet as a whole.

Jackson shall bear the expenses for the cost of preparation and delivery of any Series Funds prospectuses (and supplements thereto) to be sent to prospective Contract owners.  The Series Funds shall provide, at its expense, such documentation, if any as may be required, (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for Jackson once each year (or more frequently if the prospectus for the Series Funds is amended), to have the prospectus or prospectuses, for the Contracts and the Series Funds, printed together in one or more documents (such printing to be done at Jackson’s expense with respect to prospective investors and such printing and mailing to be done at Series Funds’ expense to existing Contract owners).

The Series Funds will provide to Jackson and the JST at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials that pertain to the Contracts, and all amendments to any of the above, that relate to the Series Funds or its shares, within a reasonable time after filing of each such document with the Commission or the Financial Industry Regulatory Authority.

If prepared for the Master Fund, JST may distribute the prospectuses of the Master Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”).  For purposes of this Agreement, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

The parties agree that neither Jackson nor JST is required to distribute Summary Prospectuses, if prepared, Statutory Prospectuses, or other Series Funds’ documents to its contract owners, but rather delivery or use of the Summary Prospectus, if prepared, the Statutory Prospectus or other Series Funds’ documents will be at the discretion of Jackson and JST.  Jackson and JST each agree that it will give BAL and the Series Funds sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus. The following representations and warranties apply to the extent a Summary Prospectus is prepared for the Master Fund and distributed by JST:

(i)	The Series Funds and BAL represent and warrants that:

a.	the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Series Funds and its funds;

b.
the url indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting the current Series Funds and fund documents required to be posted in compliance with rule 498, which shall include the Statutory Prospectus; and

c.
they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Fund documents made directly to the Series Funds, BAL or one of their affiliates.

(ii)	Jackson and the JST represent and warrant that:

a.
they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional fund documents made directly to Jackson, JST or one of their affiliates; and

b.	any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

(iii)
BAL and the Series Funds may provide web links or url’s to Jackson and/or JST for use with their electronic delivery of fund documents or on Jackson’s website.  Jackson and/or JST will be solely responsible for the maintenance of such web links.  BAL and the Series Funds will be responsible for maintaining the Series Funds’ and funds’ current documents on the site to which such web links or url’s originally navigate to.

15.
Jackson, JST and their affiliates shall make no representations concerning the Master Fund’s shares except those contained in the then current registration statement of the Master Fund, in such printed information subsequently issued on behalf of the Master Fund or the other funds managed by BAL as supplemental to the appropriate fund prospectus or registration statement or in material approved by BAL.

Shares of the Series Funds may be offered to separate accounts of various insurance companies in addition to Jackson. .  Shares of the Series Funds shall be sold only to investors whose holding of such shares will not prevent the applicability of look-through treatment under Treas. Reg. Section 1.817-5(f) to the Master Feeder Fund.  The Series Funds, BAL and BRIL shall require each investor, as a condition precedent to investment in the Master Fund, to represent, warrant, and covenant substantially to the effect that such investor’s holding of shares will not prevent the applicability of look-through treatment under Treas. Reg. Section 1.817-5(f) to the assets of the Master Fund.

15a.
Jackson and JST each represents, warrants and covenants that investment by the JST Feeder Fund in the Master Fund will not prevent the applicability of look-through treatment under Treas. Reg. Section 1.817-5(f) to the assets of the Master Fund.

16.
Jackson agrees to indemnify and hold harmless the Series Funds, BAL or BRIL and each of their respective affiliates, Board, officers, employees and agents (collectively, the “Indemnified Parties” for purposes of Paragraphs 18 and 18a) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Jackson, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of Jackson’s:

a.
making untrue statements or alleged untrue statements of any material facts in the Contracts’ registration statements, prospectuses or sales literature or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary to make the statements therein not misleading;

b.	making untrue statements of material facts that the Series Funds includes in its prospectus and sales and other materials, provided the Series Funds relies on information supplied by Jackson;

c.	unlawful conduct with respect to the sale of the shares of the JST Feeder Fund orshares of the Master Fund; or

d.	breaching this Agreement or a representation, warranty, or covenant set forth in this Agreement;

provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 1 of this Agreement.

17.
JST agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of JST, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of JST’s:

1)
making untrue statements or alleged untrue statements of any material facts inJST’s registration statements or prospectuses or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary tomake the statements therein not misleading;

2)	making untrue statements of material facts that the Series Funds includes in its prospectus and sales and other materials, provided the Series Funds relies on information supplied by JST;

3)	unlawful conduct by JST with respect to the sale of shares of the JST Feeder Fund; or

4)	breaching this Agreement or a representation or warranty set forth in this Agreement;

provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 1 of this Agreement.

18.
Each of BAL and BRIL, jointly and severally, agrees to indemnify and hold harmless Jackson and JST  and each of their respective affiliates, Board, officers, employees and agents (collectively, the “Indemnified Parties” for purposes of this Paragraph 19) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of BAL, which consent shall not be unreasonably withheld, delayed or conditioned) and expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may be subject under any statute, at common law or otherwise, insofar as such Losses arise as a result of BAL’s or the Series Funds’ or BRIL’s:

1)
making untrue statements or alleged untrue statements of any material facts in the registration statements, prospectuses or sales literature for the Series Funds or the Master Fund provided to Jackson or JST or omitting material facts or the alleged omitting of material facts required to be stated therein or necessary to make the statements therein not misleading;

2)
making untrue statements of material facts about BAL, the Series Funds and/or the Master Fund that Jackson or JST includes in its prospectus and sales and other materials, provided Jackson or JST relies on information supplied by BAL or BRIL ;

3)	unlawful conduct by BAL, BRIL or the Series Funds with respect to the sale of shares of the Master Fund; or

4)	breaching this Agreement or any representation or warranty set forth in this Agreement;

provided, however, that indemnification will not be provided hereunder for any such Losses that result from the willful malfeasance, bad faith or negligence of the Indemnified Parties or from the reckless disregard by those Indemnified Parties that are parties to this Agreement of their respective duties and obligations arising under this Agreement, including, without limitation, the representations and warranties in Section 2 of this Agreement.

19.
There shall be no indemnification under this Agreement with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified in writing the party or parties against whom indemnification is sought within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party or parties against whom indemnification is sought of any such claim shall not relieve any such party from any liability which it may have to the Indemnified Parties in the absence of the indemnification provisions of Paragraphs 18, 18a and 19 of this Agreement.

19a.
In case any action is brought against an Indemnified Party as described above, the applicable indemnifying party shall be entitled to participate, at its own expense, in the defense of such action.  Such indemnifying party shall also be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party named in such action.  After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

20.
Jackson or JST shall be responsible for assuring that the Accounts calculate pass-through voting privileges of the Contract owners in a manner consistent with the interpretations of the staff of the SEC  of the Investment Company Act of 1940 with respect to Master/Feeder structures.

21.
Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including, but not limited to, the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

22.
The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement.  Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute.  This Agreement will terminate:

a.
at the option of Jackson, JST or the Series Funds upon ten (10) calendar days’ prior written notice to the other party if a final, non-appealable, administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

b.
at the option of the Series Funds or BRIL, upon institution of formal proceedings against Jackson or JST by the FINRA, the SEC, the insurance commission of any state or any other regulatory body (as applicable) that relate to the sales of the Contracts or the shares of the JST Feeder Fund and that are reasonably expected to materially impair the ability of Jackson and JST to meet and perform their respective obligations and duties under this Agreement.

c.
at the option of Jackson or JST, upon institution of formal proceedings against the Series Funds or BRIL by the FINRA, the SEC or any other regulatory body (as applicable) that relate to the sales of the shares of the Master Fund and that are reasonably expected to materially impair the ability of the Series Funds and BRIL to meet and perform their respective obligations and duties under this Agreement.

d.
at the option of Jackson or JST, upon ten (10) calendar days’ prior written notice, if the shares of the Master Fund are not reasonably available for investment by the JST Feeder Fund and if the Series Funds upon written request fails to provide reasonable assurance that it will take action to cure such lack of availability;

e.
at the option of Jackson or JST, immediately if the Master Fund fails to meet the requirements for diversification under Section 817 (or any successor provision) and Treas. Reg. Section 1.817-5(f), for treatment as a regulated investment company under Subchapter M of the Code or for look-through treatment under Treas. Reg. Section 1.817-5(f);

f.
at the option of Jackson or the Series Funds, immediately upon prompt notice to the other party in the event the JST Feeder Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Jackson;

g.
at the option of the Series Funds or BRIL, immediately upon prompt notice to Jackson if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Series Funds or BRIL reasonably believes that the Contracts have failed to so qualify;

h.
at the option of the Series Funds or BRIL, if either shall determine, in its sole judgment exercised in good faith, that Jackson or JST is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for sixty (60) calendar days after receipt by Jackson or JST, as applicable, of notice in writing from Series Funds or BRIL of such breach;

i.
at the option of Jackson or JST, if either shall determine, in its sole judgment exercised in good faith, that the Series Funds or BRIL is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for sixty (60) calendar days after receipt by the Series Funds or BRIL, as applicable, of notice in writing from Jackson or JST of such breach;

j.	by any party upon six months written notice to the other parties;

k.	by mutual written agreement at any time.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

23.
All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received:  (a) when delivered by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Series Funds: BlackRock Series Fund, Inc. Robert Connolly, General Counsel 40 East 52nd Street New York, NY 10022

If to BRIL: BlackRock Investments, LLC Attention: Frank Porcelli 40 East 52nd Street New York, NY 10022	with a copy to: BlackRock Investments, LLC Rick Froio One Financial Center Boston, MA 02110

If to BAL: BlackRock Advisors, LLC Attn: Brian Schmidt 55 East 52nd Street New York, NY 10055	with a copy to: BlackRock Inc. Robert Connolly, General Counsel 40 East 52nd Street New York, NY 10022

If to Jackson or JST: Jackson National Life Insurance Company 1 Corporate Way Lansing, MI 48951 Attention: Thomas Meyer

24.
If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it, including the continued availability of the Master Fund pursuant to Paragraph 25 below, will remain in effect as to such business, after termination.

25.
Notwithstanding any termination of this Agreement, the Series Funds and BRIL shall, at the option of Jackson, continue to make available additional shares of the Master Fund pursuant to the terms and conditions of this Agreement, for all Contracts invested in the JST Feeder Fund in effect on the effective date of termination of this Agreement (the “Existing Contracts”), except as otherwise provided under Paragraph 10 of this Agreement.

26.
The obligations of JST under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of JST individually, but bind only the JST Feeder Fund’s assets.  When seeking satisfaction for any liability of JST in respect of this Agreement, BAL, the Series Funds and BRIL agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

All obligations of JST hereunder shall be binding only upon the assets of JST and shall not be binding on any other series of JST or on the trustees, officers or shareholders of JST or of any other series of JST.  Notwithstanding the applicability of New York law to this Agreement pursuant to Section 27,  this provision with regard to the obligations and liabilities of JST and the Series Funds and their respective Trustees, officers, employees or shareholders (except BAL if it is a shareholder) shall control.

27.
This Agreement shall be construed in accordance with the laws of the State of New York and subject to the provisions of all applicable federal securities laws and the terms shall be construed in accordance therewith.

28.
This Agreement and the parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto, with such consent not to be unreasonably withheld.  Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void.

29.	In addition to any provision of this Agreement which specifically states that it survives termination of this Agreement, the following Paragraphs shall survive any termination hereof: 20-21 and 25-37.

30.
BAL represents and warrants that it has the right to license the “BlackRock” name (the “BlackRock Mark”) and hereby grants each of Jackson and JST the limited, non-exclusive, non-assignable, non-transferable right to use the BlackRock Mark solely in connection with the Contracts and the JST Feeder Fund.  Jackson and JST shall not be permitted to use any logos or other marks of BAL, BlackRock, Inc. or its affiliates (“BLACKROCK, INC.”), and Jackson and JST shall be required to obtain BAL’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned, with respect to the first instance of any type of use of the BlackRock Mark.  Jackson and JST agree to use the BlackRock Mark solely in accordance with the Contracts and the JST Feeder Fund.

31.
Ownership of the BlackRock Mark shall remain with BLACKROCK, INC. Jackson and JST shall not: (i) register or attempt to register any identical and/or deceptively similar domain name, trademark, service mark or trade name to the BlackRock Mark either in the United States or in any country throughout the world; or (ii) challenge the rights of BLACKROCK, INC. in the BlackRock Mark.  Jackson and JST acknowledge that the BlackRock Mark represents valuable goodwill of BLACKROCK, INC. and its use shall inure to the benefit of BLACKROCK, INC.  Any variations or derivative works of the BlackRock Mark (including, without limitation, any stylization, colorization or design) shall be the sole and exclusive property of BLACKROCK, INC., regardless of who created the same; provided, that in no event shall Jackson or JST stylize, colorize, utilize an associated design or create any variant or modification of the BlackRock Mark without the prior written consent of BAL.  To the extent the same does not automatically become the property of BLACKROCK, INC., Jackson and JST hereby grant all right, title and interest in and to such variation or derivative work of the BlackRock Mark (including, without limitation, any stylization, colorization or design) to BLACKROCK, INC., and Jackson and JST agree to execute any documentation reasonably requested by BLACKROCK, INC. to document the same.

32.
To protect the value of the BlackRock Mark, Jackson and JST agree that BAL expressly reserves the right to inspect the quality of goods and services provided by Jackson and JST under the BlackRock Mark to ensure that such quality is maintained and for the purpose of maintaining BLACKROCK, INC.’s rights in the BlackRock Mark under applicable trademark laws.   If BAL reasonably determines that it is necessary or desirable for Jackson and JST to make changes in the use of the BlackRock Mark in order to maintain the required quality, BAL shall so advise Jackson and JST and they shall promptly review such proposals and implement them within a reasonable and mutually agreed timeframe.  Without limiting the foregoing, Jackson and JST shall fully comply with the trademark marking provisions, as applicable, of the intellectual property laws of the United States and, upon reasonable request of BAL, shall provide samples of the applicable materials containing the same.

33.	Jackson’s and JST’s rights to use the BlackRock Mark under this Agreement shall immediately cease on the earlier of the termination of this Agreement or the expiration of this Agreement.

34.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

35.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

36.
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

37.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

-  -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLACKROCK SERIES FUND, INC.

By:  /s/ Neal J. Andrews
Name:  Neal J. Andrews
Title:  CFO

BLACKROCK ADVISORS, LLC

By:  /s/ Brian Schmidt
Name:  Brian Schmidt
Title: Managing Director

BLACKROCK INVESTMENTS, LLC

By:  /s/ Richard F. Froio
Name: Richard Froio
Title: Managing Director

JACKSON NATIONAL LIFE INSURANCE COMPANY
(on behalf of itself and the Accounts)

By:      /s/ Thomas J. Meyer
Name: Thomas J. Meyer
Title:   Senior Vice President and General Counsel

JNL SERIES TRUST

By:  /s/ Susan S. Rhee
Name: Susan S. Rhee
Title:   Vice President

Attachment A

LIST OF ACCOUNTS:

Jackson National Separate Account I

Jackson National Separate Account III

Jackson National Separate Account IV

Jackson National Separate Account V